Exhibit 99.1



                                Corporate Communications Contacts
                          Connie Huff              (847) 952-5501
                          Joe Hopkins              (847) 952-5770
                          Tony Molinaro            (847) 952-4971
                          Night                    (847) 952-4088

                                      Investor Relations Contact:
                          Mark Reiser              (847) 952-7501


          UAL CORPORATION TO REDEEM 6 3/8% CONVERTIBLE
                     SUBORDINATED DEBENTURES;

           DISCUSSES HIGHER FIRST QUARTER EXPECTATIONS

     CHICAGO, March 19, 1996 -- UAL Corporation, the parent

company whose primary subsidiary is United Airlines, today

announced that it is issuing a redemption notice for its 6 3/8%

convertible subordinated debentures with a redemption date of May

1, 1996.

     Debenture holders will receive $1,043.75, plus accrued

interest of $15.9375, in cash for every $1,000 in principal

amount of debentures redeemed.  Alternatively, holders may

convert their debentures on or before 5:00 p.m. April 30, 1996

(EST) and receive $541.90 in cash and approximately 3.192 shares of UAL common stock (with cash in lieu of fractional shares) for every $1,000 principal amount of debentures.

     The Bank of New York, whose address is 101 Barclay Street,

New York, NY 10286, is the redemption and conversion agent.

     The redemption or conversion of the debentures will reduce

UAL's gross interest expense by $38 million annually.  If all debentures are converted prior to the May 1 redemption date,

first quarter gross interest expense will be reduced by $6

million.

     Separately, UAL noted first quarter traffic and yields are expected to be stronger than originally estimated.  Costs also will be slightly higher due to increasing fuel prices and costs associated with additional revenues.  As a result, UAL expects its first quarter earnings will exceed the highest analyst's estimate reported to First Call of $2.05 per fully distributed share.

     The information set forth in the preceding paragraph is

forward looking and actual results could differ materially from expected results.  Factors that could significantly impact

expected traffic, yields, revenue and costs include the airline pricing environment, the general economic environment, world oil prices and other factors discussed in company filings with the

Securities and Exchange Commission.